                                                                      EXHIBIT 99


FindWhat.com                                                        News Release
--------------------------------------------------------------------------------
Company Contact:
Karen Yagnesak
FindWhat.com
239-561-7229
kareny@findwhat.com

               FINDWHAT.COM ANNOUNCES RECORD FIRST QUARTER RESULTS
   - EPS OF $0.13; REVENUE INCREASES 18% SEQUENTIALLY; RAISING 2003 GUIDANCE -

FORT MYERS, FL - APRIL 30, 2003 - FINDWHAT.COM (NASDAQ: FWHT), a leading developer and provider of performance-based marketing services for the Internet, today reported record financial results for the three months ending March 31, 2003. Highlights include:

o Revenue for Q1 2003 increased 18% over Q4 2002, and was more than $2.2 million ahead of the Company's projections. FindWhat.com has increased revenue sequentially for 14 consecutive quarters.

o In Q1 2003, FindWhat.com generated pre-tax diluted EPS of $0.20, and diluted EPS of $0.13, exceeding the Company's projections by $0.05 and $0.04, respectively. The Company has increased pre-tax diluted EPS sequentially for eight consecutive quarters.

o        Cash and cash equivalents at March 31, 2003 exceeded $27.6 million.
         FindWhat.com has no long-term debt.

o FindWhat.com facilitated 89.2 million paid click-throughs in Q1 2003, an increase of 18% from 75.3 million in Q4 2002, and a 76% increase from 50.8 million in Q1 2002.

o FindWhat.com managed 25,400 active advertiser accounts during Q1 2003, an increase of 13% versus the 22,400 managed accounts that were active in Q4 2002, and 54% higher than the 16,500 active advertiser accounts in Q1 2002.

o        Full year 2003 financial guidance has been increased.

FindWhat.com reported record revenue in Q1 2003 of $15.8 million, an increase of 18% over Q4 2002 revenue of $13.4 million, and an increase of 82% versus Q1 2002 revenue of $8.7 million.

FindWhat.com reported net income in Q1 2003 of $2.7 million, or $0.13 per diluted share, which reflected an effective tax rate of 38%. In Q4 2002, net income was $2.7 million, or $0.14 per diluted share, which reflected an effective tax rate of 28%. In Q1 2002, net income was $2.0 million, or $0.10 per diluted share. The Company did not record any income tax expense in Q1 2002.

Given the changes in FindWhat.com's effective tax rate over the last five quarters, and in order to provide meaningful comparisons with prior periods, the Company notes that pre-tax income in Q1 2003 was a record $4.3 million, or $0.20 per diluted share, an increase of 17% versus Q4 2002 pre-tax income of $3.7 million, or $0.19 per diluted share, and more than double its Q1 2002 pre-tax income of $2.0 million, or $0.10 per diluted share.


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Craig Pisaris-Henderson, chairman and CEO of FindWhat.com said, "We had a surprisingly strong first quarter, which is a testament to our ability to leverage the solid relationships we have created with our two core constituencies: our advertisers and our distribution partners. We continuously work to improve our advertisers' experience, and the value they derive from their FindWhat.com campaigns. Q1 2003 was no exception, as we lead our industry yet again, introducing AdAnalyzer(TM), the first post-click analytics tool among paid listings providers. Already in Q2, we have launched AutoBid(TM) and Campaign Scheduler, and announced CruiseControl(TM), which we feel is the best suite of automated advertiser tools available. With our distribution partners, we continued to explore new ways to deliver contextually relevant results to their users, driving more qualified traffic to our advertisers and increasing revenue opportunities for our distribution partners, our advertisers, and ourselves. Finally, there are two other 2003 milestones I want to mention: our moves into new office space in both Fort Myers, Florida and New York City, which have energized our team and provided much needed room for growth, and the further expansion of our corporate development group, headed by executive vice president Dave Rae. This team plays a crucial part in achieving one of our primary goals for 2003 - diversifying our revenue base by expanding into new products and services. While we have nothing to announce today, we continue to evaluate a number of strategic opportunities which we believe could add to long-term shareholder value, which has always been our top priority."

PROJECTED RESULTS

FindWhat.com is raising its current projection for full year 2003 revenue to $66.5 million, replacing its previously announced projection of $60.0 million. This revised projection represents an increase of 55% over full year 2002 revenue of $42.8 million.

FindWhat.com is also increasing its current projection for full year 2003 diluted earnings per share, or "EPS," to $0.45, replacing its previously announced projection of $0.40. The projection assumes approximately 22.2 million diluted shares outstanding in 2003.

For the full year 2002, FindWhat.com's effective tax rate was 3%, due to the utilization of a deferred tax asset related primarily to net operating loss carryforwards from prior years. In 2003, FindWhat.com believes its effective tax rate will be approximately 38% to 40%. In order to provide meaningful comparisons across reporting periods, FindWhat.com offers projections both for EPS and pre-tax diluted earnings per share ("pre-tax EPS"). FindWhat.com is raising its current projection for full year 2003 pre-tax EPS to $0.74, replacing its previous estimate of $0.66. The projection assumes approximately
22.2 million diluted shares outstanding in 2003. This estimate of approximately $16.5 million in 2003 pre-tax income represents an increase of 49% over full year 2002 pre-tax income of $11.1 million.

FindWhat.com's current 2003 quarterly projected revenue, pre-tax EPS, and EPS are listed below. All projected figures are computed in conformity with Generally Accepted Accounting Principles.

REVENUE

Q1 2003 actual:            $15.8 million
Q2 2003 estimated:         $16.0 million
Q3 2003 estimated:         $16.5 million
Q4 2003 estimated:         $18.2 million
Total 2003 estimated:      $66.5 million

PRE-TAX DILUTED EARNINGS PER SHARE
Q1 2003 actual:            $0.20 (21.3 million diluted shares out)
Q2 2003 estimated:         $0.17 (assumes 22.0 million diluted shares out)
Q3 2003 estimated:         $0.18 (assumes 22.5 million diluted shares out)
Q4 2003 estimated:         $0.19 (assumes 23.0 million diluted shares out)
Total 2003 estimated:      $0.74 (assumes 22.2 million diluted shares out)

DILUTED EARNINGS PER SHARE
Q1 2003 actual:            $0.13 (21.3 million diluted shares out)
Q2 2003 estimated:         $0.10 (assumes 22.0 million diluted shares out)
Q3 2003 estimated:         $0.11 (assumes 22.5 million diluted shares out)
Q4 2003 estimated:         $0.11 (assumes 23.0 million diluted shares out)
Total 2003 estimated:      $0.45 (assumes 22.2 million diluted shares out)

MANAGEMENT COMMENTS

Chief operating officer and chief financial officer Phillip Thune said, "We did not anticipate the strong growth of paid click-throughs that we saw in Q1 2003. Every click-through represents an Internet user who is sent to one of our more than 25,000 managed active advertisers, and on average in Q1 2003, we delivered nearly one million of these highly targeted prospects to our advertisers' websites each day. Our 18% sequential growth in click-throughs was primarily the result of various initiatives we launched late last year with some of our larger distribution partners, and led to an 18% sequential increase in revenue. We beat our diluted EPS expectations by $0.04 in Q1 2003, which was a direct result of the higher-than-projected revenue. As anticipated, our fixed costs rose, due to higher rent and other facilities costs for increased space in Fort Myers, New York City, and our Atlanta technical facility, along with increases in employees and depreciation of network equipment. In Q1 2003, we did not spend a significant amount on legal fees related to our patent litigation with Overture Services, although after an 11-month wait, we did learn that our case will be heard in Federal Court in Los Angeles. We anticipate that beginning in Q2 2003, we will be back on a run-rate of spending approximately $250,000 per quarter on this litigation. We continue to believe that we do not infringe on any valid or enforceable claim of Overture's patents."

"While Q1 2003 represented our eighth consecutive sequential increase in quarterly operating income, our operating income margin declined slightly from Q4 2002, representing the first sequential margin decline in two years. We believe that trend will continue, due to the renewed litigation activity, an expectation of slightly higher revenue sharing payments as a percentage of revenue, and continued expansion of our team to pursue the many opportunities we see ahead of us. For the remainder of 2003, we do not believe that we will see nearly the level of sequential revenue growth that we did in Q1 2003, in part because we do not foresee implementing new initiatives with existing distribution partners on the same scale that we did in late 2002."

"We also want to comment on the revenue impact to us from our recent enhancements of our advertiser interface, as well as several recent developments in our industry, all of which have been factored into the revised financial projections found elsewhere in this press release. On April 15, we announced the launch of AutoBid, an automated bidding tool that allows an advertiser to enter a maximum bid where the FindWhat.com system will automatically adjust the amount the advertiser owes per click to a penny more than the next highest bid. We are pleased with the rate of adoption of AutoBid, but to date we have not seen a material impact to our average bid prices as a result of this new tool. We also recently announced an increase in our minimum bid from $0.01 to $0.05, effective September 1, 2003, although any sub-$0.05 bids placed prior to September 1 will be 'grandfathered.' As a result of the grandfather clause, we



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do not expect a material impact on average bid prices or revenue in 2003 from this change. It was recently announced that Terra Lycos, our private label partner, has extended its paid listings distribution deal with Overture. We believe the renewal of the Overture-Terra Lycos deal will not have a material impact on our current relationship with Terra Lycos. In fact, Terra Lycos has notified us that they intend on improving the placement of their InSite(TM)* AdBuyer listings, which are managed via our private label service, and which currently appear in boxes on the right side of the search results pages of Lycos.com and HotBot. Any improvement in the placement of the AdBuyer listings should serve to increase the number of click-throughs we facilitate, although we would also expect that such a change would depress the growth of, or perhaps cause a decline in, our reported average revenue per click-through ("RPC"). FindWhat.com only recognizes our portion of the revenue from private label click-throughs, whereas we recognize the full amount of revenue paid by advertisers for click-throughs on the FindWhat.com Network. Therefore, an increase in AdBuyer clicks increases overall revenue, but serves to lower RPC. Last, Google recently announced it was acquiring Applied Semantics, which has been one of our five largest distribution partners over the last year. While we think very highly of the Applied Semantics team, and will seek to continue to work with them, we believe it is prudent to anticipate that revenue from that relationship will decline significantly. Given the inherent uncertainties over the timing and the financial impact of these recent developments, we believe our actual results in Q2, Q3, and Q4 2003 could differ significantly from our current projections. In summary, we continue to be very optimistic about the opportunities before us, but we feel the need to be cautious about setting revenue and income expectations too high."

SERVICES / KEY METRICS

FindWhat.com is a leading developer and provider of performance-based marketing services for the Internet. With FindWhat.com's services, advertisers only pay for an Internet user who clicks through to their sites. Historically, advertising, including most online advertising, has been impression-based, meaning that advertisers are charged on the number of viewers, listeners, readers, or users who are potentially exposed to their ad, with no guarantee that the ad was seen, heard, or read. With the inherent accountability of the Internet, and the decreasing attention paid to banner ads, online advertisers are increasingly demanding performance-based advertising alternatives. According to the Interactive Advertising Bureau, 55% of all online advertising spending in the first half of 2002 included a performance-based component, up from 50% in the first half of 2001.

The Company currently offers two primary, proprietary performance-based services: the FindWhat.com Network, a keyword-targeted advertisement service that distributes millions of advertisements throughout the Internet each day based on a bid-for-position, pay-per-click pricing model; and a private label service, which offers large portals and search engines the opportunity to brand and sell their own pay-per-click, keyword-targeted advertisement service using FindWhat.com's turn-key operation.

The Company's main focus is the operation of online marketplaces that connect the businesses and consumers (prospects) that are most likely to purchase specific goods and services to the entities (advertisers) that provide those goods and services. Advertisers create advertisements, which are comprised of titles, descriptions, URLs, and relevant keywords or keyword phrases. For each keyword, the advertisers determine what price they are willing to pay for a qualified click-through. The pricing process is an open, automated, bid-for-position system. The highest bidder for a particular keyword or phrase receives the first place position, with all other bidders on that same keyword or phrase listed in descending bid order. Through the Account Management Center at FindWhat.com, or similar centers created for private label partners' sites, advertisers can sign-up and manage their accounts themselves, 24 hours a day, seven days a week. They can control and track their bids, the placement of their keyword ads, their total expenditures, their cost per visitor, and their return on investment, all in a real-time environment. As a result, they can easily determine and work to improve the value they derive from FindWhat.com's services. FindWhat.com's editors review every keyword to ensure that the ad is appropriate for that advertiser's website. This methodology produces extremely relevant results for e-commerce oriented searches, and drives highly qualified traffic to FindWhat.com's managed advertisers.

FindWhat.com and its private-label partner, Terra Lycos's Lycos.com and HotBot, distribute advertisements to millions of Internet users each day. The FindWhat.com Network includes hundreds of distribution partners, including search engines like CNET's Search.com, Excite, Webcrawler, NBCi, MetaCrawler, Dogpile, Go2Net, and Microsoft Internet Explorer Autosearch. FindWhat.com recognizes 100% of the revenue from paid click-throughs on the sites in its network, and then shares that revenue with those sites. FindWhat.com only recognizes its share of the revenue generated from private label initiatives. With both the FindWhat.com Network and the private label service, FindWhat.com's services are a source of revenue and relevant keyword-targeted listings for its partners, while providing its managed advertisers with exposure to potential customers across the Internet. As with the Yellow Pages in the offline world, FindWhat.com's managed advertisers get their message in front of prospects at the exact time they are looking for the advertisers' products and services. Unlike the Yellow Pages, advertisers only pay for those visitors that "walk" into their virtual stores.

The key metrics for the FindWhat.com Network and the private label service are paid click-throughs, average revenue per click-through, and managed active advertiser accounts. The following table lists key metrics for each of the last ten quarters for the FindWhat.com services. Beginning with Q3 2002, when the private label service launched, the figures represent the aggregate key metrics from the FindWhat.com Network and the private label service.

                                   KEY METRICS

                           PAID CLICK-THROUGHS                  AVG. REVENUE PER             MANAGED ACTIVE ADVERTISER
     QUARTER                  (IN MILLIONS)                      CLICK-THROUGH                        ACCOUNTS
Q1 2003                           89.2                               $0.18                             25,400

Q4 2002                           75.3                               $0.18                             22,400

Q3 2002                           60.8                               $0.18                             18,500

Q2 2002                           54.2                               $0.18                             17,100

Q1 2002                           50.8                               $0.17                             16,500

Q4 2001                           46.2                               $0.17                             15,300

Q3 2001                           36.0                               $0.15                             12,400

Q2 2001                           33.3                               $0.13                             10,200

Q1 2001                           22.9                               $0.10                             7,500

Q4 2000                           13.2                               $0.11                             6,800

MANAGEMENT CONFERENCE CALL

Chairman/CEO Craig Pisaris-Henderson, COO/CFO Phillip Thune, and vice president of finance Brenda Agius will participate in a conference call to discuss the results and the outlook for the Company. The call will take place on April 30, 2003 at approximately 5:00 p.m. Eastern Time, and will be simulcast on the Internet at:

http://www.vcall.com/CEPage.asp?ID=83677

A replay of the conference call will be available at the same URL, and on the Company's website, for 90 days after the call.

ABOUT FINDWHAT.COM(R)

FindWhat.com operates online marketplaces that connect the consumers and businesses that are most likely to purchase specific goods and services with the advertisers that provide those goods and services. Online advertisers determine the per-click fee they will pay for their advertisements, which FindWhat.com and its private-label partners such as Terra Lycos's Lycos.com and HotBot distribute to millions of Internet users. The FindWhat.com Network includes hundreds of distribution partners, such as CNET's Search.com, Excite, Webcrawler, NBCi, MetaCrawler, Dogpile, Go2Net, and Microsoft Internet Explorer Autosearch. Advertisers bid against each other for particular keywords or phrases through an open, automated, bid-for-position system, where the advertisement of the website with the highest bid appears first, with all other advertisers listed in descending bid order. This cost-effective, pay-for-performance model allows Web advertisers to pay only for those prospects which click-through to their sites, and increases their potential for exposure through the millions of advertisements distributed throughout the network per day. More information on FindWhat.com is available on the Company's website at http://www.FindWhat.com http://www.FindWhat.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan", "intend", "believe", "project", "guidance", "estimate", or "expect", or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in FindWhat.com's reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the Internet industry generally and, accordingly, FindWhat.com's actual performance and results may vary from those stated herein, and FindWhat.com undertakes no obligation to update the information contained herein.

(R)Registered Trademark of FindWhat.com; (TM) Trademark of FindWhat.com; (TM)* Trademark of Terra Lycos

                           FindWhat.com and Subsidiary
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
                    (in thousands, except per share amounts)

                                                 Three months ending     Three months ending
                                                    March 31, 2003         March 31, 2002
                                                 --------------------   --------------------
Revenues                                         $             15,849   $              8,712
                                                 --------------------   --------------------

Operating expenses
  Search serving                                                  610                    493
  Marketing, sales and service                                  8,969                  4,803
  General and administrative                                    1,754                  1,386
  Product development                                             298                     86
                                                 --------------------   --------------------

   Total operating expenses                                    11,631                  6,768
                                                 --------------------   --------------------

Income from operations                                          4,218                  1,944

Other income
  Interest income, net                                            127                     31
                                                 --------------------   --------------------

Income before provision for
   income taxes                                                 4,345                  1,975

Income tax expense                                              1,650                   --
                                                 --------------------   --------------------

Net income                                       $              2,695   $              1,975
                                                 ====================   ====================

Income per share

     Basic                                       $               0.15   $               0.12
                                                 ====================   ====================
     Diluted                                     $               0.13   $               0.10
                                                 ====================   ====================

Weighted-average number of common
  shares outstanding
     Basic                                                     18,553                 16,842
                                                 ====================   ====================
     Diluted                                                   21,337                 18,881
                                                 ====================   ====================

Additional Information:
Income before provision for
     income taxes per share shares outstanding
     Basic                                       $               0.23   $               0.12
                                                 ====================   ====================
     Diluted                                     $               0.20   $               0.10
                                                 ====================   ====================



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                           FindWhat.com and Subsidiary
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (unaudited)
                        (in thousands, except par values)

                                ASSETS                                    March 31,       December 31,
                                                                            2003              2002
                                                                       --------------    --------------
CURRENT ASSETS
    Cash and cash equivalents                                          $       27,676    $       17,982
    Short-term investments                                                         --             3,157
    Accounts receivable, less allowance for doubtful accounts
       of $101 and $95 at March 31, 2003 and December 31, 2002,
       respectively                                                             2,297             1,920
    Deferred tax asset                                                            212               446
    Prepaid expenses and other current assets                                     408               519
                                                                       --------------    --------------

         Total current assets                                                  30,593            24,024

EQUIPMENT AND FURNITURE - NET                                                   3,317             3,121

OTHER ASSETS                                                                      172               167
                                                                       --------------    --------------

         Total assets                                                  $       34,082    $       27,312
                                                                       ==============    ==============

                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable and accrued expenses                              $        5,495    $        3,809
    Current portion of capital lease obligations                                 --                   4
    Deferred revenue                                                            1,194             1,243
    Other current liabilities                                                      80                80
                                                                       --------------    --------------

         Total current liabilities                                              6,769             5,136

OTHER LIABILITIES                                                                  35                 8
                                                                       --------------    --------------

         Total liabilities                                                      6,804             5,144
                                                                       --------------    --------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
    Preferred stock, $.001 par value; authorized,
       500 shares; none issued and outstanding                                   --                --
    Common stock, $.001 par value; authorized, 50,000
      shares; 18,754 and 18,177 respectively, issued; and 18,747 and
      18,170 respectively, outstanding                                             19                18
    Additional paid-in capital                                                 24,920            22,506
    Treasury stock; 7 shares, at cost                                             (82)              (82)
    Accumulated earnings (deficit)                                              2,421              (274)
                                                                       --------------    --------------

         Total stockholders' equity                                            27,278            22,168
                                                                       --------------    --------------

         Total liabilities and stockholders' equity                    $       34,082    $       27,312
                                                                       ==============    ==============